EXHIBIT 10.6

MERCURY COMPUTER SYSTEMS, INC.

ANNUAL EXECUTIVE BONUS PLAN—CORPORATE FINANCIAL PERFORMANCE

SECTION 1

BACKGROUND, PURPOSE, AND DURATION

1.1 Effective Date. The Plan is effective as of July 28, 2009, subject to ratification by an affirmative vote of a majority of the Shares cast on the matter at the 2009 Annual Meeting of Shareholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating Participants to (a) perform to the best of their abilities, and (b) achieve the Company’s financial objectives. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the annual achievement and over-achievement of goals relating to the financial performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“Actual Bonus” means, as to any Performance Period, the actual annual bonus (if any) payable to a Participant for the Performance Period pursuant to Section 4.3(a). Each Actual Bonus is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to eliminate or reduce the bonus otherwise determined by the Payout Formula.

“Affiliate” means any corporation or other entity controlled by the Company.

“Banked Portion” means a percentage of each Over-Achievement Award to be determined by the Committee prior to the Determination Date. The Banked Portion shall be paid on a delayed, multi-year basis following the Performance Period during which such portion was earned as provided in Section 4.3(b).

“Board” means the Board of Directors of the Company.

“Cash Position” means the Company’s level of cash and cash equivalents as of a specified date, determined in accordance with generally accepted accounting principles.

“Cause” means (a) the willful and continued failure by the Participant (other than any such failure resulting from (i) the Participant’s incapacity due to physical or mental illness, (ii) any such actual or anticipated failure after the issuance of a notice of termination by the Participant for Good Reason, or (iii) the Company’s active or passive obstruction of the performance of the Participant’s duties and responsibilities) to perform substantially the duties and responsibilities of the Participant’s position with the Company after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed such duties or responsibilities, (b) the conviction of the Participant by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony, or (c) the willful engaging by the Participant in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Participant’s part shall be deemed “willful” unless committed or omitted by the Participant in bad faith and without a reasonable belief that the Participant’s act or failure to act was in, or not opposed to, the best interest of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means the Compensation Committee of the Board or any successor committee to the Compensation Committee.

“Company” means Mercury Computer Systems, Inc., a Massachusetts corporation, or any successor thereto.

“Controllable Profits” means, as to any Performance Period, a business unit’s Revenue minus one or more of the following to the extent deemed appropriate by the Committee prior to the Determination Date: (a) cost of sales; (b) research, development, and engineering expense; (c) marketing and sales expense; (d) general and administrative expense; (e) extended receivables expense; and (f) shipping requirement deviation expense for such business unit, in each case determined in accordance with generally accepted accounting principles.

“Current Portion” means a percentage of each Over-Achievement Award to be determined by the Committee prior to the Determination Date. The Current Portion shall be paid on a current basis following the Performance Period during which such portion was earned in accordance with Section 4.3(b).

“Days Sales Outstanding” means, as to any Performance Period, the average number of days that the Company or a business unit takes to collect revenue after a sale has been made, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Determination Date” means the 90th day of a Performance Period.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Committee, in its sole discretion, may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Company from time to time.

“Earnings Per Share” means, as to any Performance Period, the Company’s Net Income, divided by a weighted average number of the combination of (a) common shares outstanding, and (b) dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“EBITDA” means, as to any Performance Period, the Company’s or a business unit’s earnings before interest, taxes, depreciation, and amortization determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Employee” means any employee of the Company or an Affiliate, whether such employee is so employed at the time that the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

“Fiscal Year” means the fiscal year of the Company.

“Free Cash Flow” means, as to any Performance Period, the Company’s or a business unit’s operating cash flows less capital expenditures determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Good Reason” for termination by the Participant of the Participant’s employment means the Participant has complied with the Good Reason Process following the occurrence (without the Participant’s express written consent) of any one of the following events:

a. a material adverse change in the Participant’s status or position with the Company, including without limitation any adverse change in the Participant’s status or position as a result of a material diminution of the Participant’s duties or responsibilities, or the assignment to the Participant of any duties or responsibilities which are inconsistent with such status or position, or any removal of the Participant from, or any failure to reappoint or reelect the Participant to, such position;

b. a material reduction in the Participant’s base salary; or

c. the Company requiring the Participant to be based at an office that is greater than fifty (50) miles from where the Participant’s office is currently located, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations that the Participant undertook on behalf of the Company prior to such change in office location.

If the Participant has a change-in-control agreement with the Company, Good Reason shall have the meaning assigned to such term in the change-in-control agreement.

“Good Reason Process” shall mean that (a) the Participant reasonably determines in good faith that a “Good Reason” event has occurred; (b) the Participant notifies the Company in writing of the first occurrence of the Good Reason event within sixty (60) days of the first occurrence of such event; (c) the Participant cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the event; (d) notwithstanding such efforts, the Good Reason event continues to exist; and (e) the Participant terminates his or her employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.

“Inventory Reduction” means, as to any Performance Period, the reduction to the Company’s or a business unit’s inventory during the Performance Period, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any significant items shall be included or excluded from such calculation with respect to one or more Participants.

“Net Income” means, as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any significant items shall be included or excluded from such calculation with respect to one or more Participants.

“New Orders” means, as to any Performance Period, the firm orders for a system, product, part, or service, which are being recorded for the first time as defined in the Company’s order-recognition policies and procedures.

“Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income, plus depreciation and amortization, less capital expenditures, plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product-warranty costs, advance payments from customers, and long-term accrued expenses, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Operating Income” means the Company’s or a business unit’s income from operations, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Over-Achievement Award” means for any Participant, an amount equal to the result of (a) the Participant’s Target Over-Achievement Award multiplied by (b) the Over-Achievement Award Pool established for a Performance Period. Notwithstanding the foregoing sentence, each Over-Achievement Award is subject to a cap of one-hundred percent (100%) of the sum of (x) the Participant’s Target Bonus under this Plan (i.e., the corporate performance bonus) plus (y) the Participant’s target bonus for management-by-results performance (i.e., the MBR bonus) under the Company’s plan titled “Annual Executive Bonus Plan—Individual Performance” (the “Individual Performance Plan”). Each Over-Achievement Award shall consist of a Current Portion and a Banked Portion.

An example of the calculation of a Participant’s Over-Achievement Award is as follows. Assume that the Participant’s Target Over-Achievement Award is 6.67% of the Over-Achievement Award Pool and that the Over-Achievement Award Pool is $1,500,000. Further assume that the Participant’s Target Bonus under this Plan is $75,000 and the Participant’s target bonus under the Individual Performance Plan is $25,000 for a total target bonus of $100,000. The Over-Achievement Award would be calculated as follows: (a) 6.67% multiplied by (b) $1,500,000 equals $100,500. In this example, the Participant’s Over-Achievement Award is $100,000 since the calculated Over-Achievement Award ($100,500) exceeds the cap ($100,000) by $500.

“Over-Achievement Award Pool” means the incentive pool established pursuant to Section 3.4.

“Participant” means, as to any Performance Period, an Employee who has been approved by the Committee for participation in the Plan for that Performance Period.

“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee in order to determine the Actual Bonuses (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant. The formula or matrix may contain adjustments to account for acquisitions during the Performance Period, provided that such adjustments shall be set forth in writing in a manner that would enable a third-party having knowledge of the relevant facts to apply such adjustments to calculate the payout of any Participant.

“Performance Goals” means the goals (or combined goals) approved by the Committee to be applicable to a Participant for a Target Bonus for a Performance Period. As approved by the Committee, the Performance Goals for any Target Bonus applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position; (b) Controllable Profits; (c) Days Sales Outstanding; (d) Earnings Per Share; (e) EBITDA; (f) Free Cash Flow; (g) Inventory Reduction; (h) Net Income; (i) New Orders; (j) Operating Cash Flow; (k) Operating Income; (l) Return on Assets; (m) Return on Equity; (n) Return on Sales; (o) Revenue; and (p) Total Shareholder Return. Performance Goals may differ from Participant to Participant, from Performance Period to Performance Period, and from bonus to bonus. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including without limitation by the passage of time and/or against another company or companies), (c) on a per-share basis, (d) against the performance of the Company as a whole or a segment of the Company, (e) on a pre-tax or after-tax basis, and/or (f) on a GAAP or non-GAAP basis. Prior to the Determination Date, the Committee shall determine whether any elements shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

“Performance Period” means any Fiscal Year.

“Plan” means the Mercury Computer Systems, Inc. Annual Executive Bonus Plan—Corporate Financial Performance, as set forth in this instrument and as hereafter amended from time to time.

“Planned Retirement” shall be deemed the reason for the Termination of Employment by the Participant of the Participant’s employment if such employment is terminated pursuant to mutual agreement between the Participant and the Company in connection with the Participant’s retirement on or after attaining the minimum age, completing the minimum number of years of service, and satisfying all other conditions specified for retirement status under the Company’s retirement policy statement effective October 25, 2002 (or any successor policy thereto).

“Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Return on Equity” means the percentage equal to the Company’s Net Income divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Revenue” means, as to any Performance Period, the Company’s or a business unit’s revenues for the Performance Period, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Shares” means shares of the Company’s common stock.

“Target Bonus” means the target bonus payable under the Plan to a Participant for the Performance Period, expressed as a percentage of the Participant’s base salary, as determined by the Committee.

“Target Over-Achievement Award” means the target over-achievement award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of the Over-Achievement Award Pool, as determined by the Committee prior to the Determination Date.

“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including without limitation a termination by resignation, discharge, death, Disability, Planned Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

“Total Shareholder Return” means the total return (change in Share price plus reinvestment of any dividends) of a Share.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS AND BONUSES

3.1 Selection of Participants. The Committee shall select Employees who shall be Participants for any Performance Period. The Committee also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan shall be determined by the Committee on a Performance-Period-by-Performance-Period basis. Accordingly, an Employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals for Target Bonus. On or prior to the Determination Date, the Committee shall approve (a) the Performance Goals with respect to the Target Bonus for all eligible Participants for the Performance Period, (b) a Target Bonus for each Participant, and (c) a Payout Formula or Formulae for purposes of determining the Actual Bonus (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, or (c) provide for the payment of all or a portion of a Participant’s Target Bonus, depending upon the extent to which actual performance meets or falls below the Performance Goals.

3.3 Over-Achievement Award Pool.

a. No later than the Determination Date, the Committee shall establish in writing the budgeted Operating Income for the Performance Period and the formula for determining the size of the Over-Achievement Award Pool for such Performance Period. The size of the Over-Achievement Award Pool shall be determined by reference to the amount of the actual Operating Income for the Performance Period in excess of the budgeted Operating Income for such Performance Period. The Committee may include Operating Income from acquisitions completed during the Performance Period in the Operating Income for such Performance Period only if the following criteria are satisfied: (a) the acquisition is in line with the Company’s core business strategy as determined by the Board in its sole discretion; (b) the Company must satisfy its organic Revenue target for the Performance Period without including Revenue derived from the acquisition; and (c) the acquisition must be accretive to the Company’s Operating Income for the Performance Period. If the Operating Income for a Performance Period includes Operating Income derived from an acquisition, such Operating Income may not exclude fees and other expenses, including without limitation financing, accounting, legal, and other fees incurred in connection with the acquisition during the related Performance Period, that would be included in such Operating Income under generally accepted accounting principles.

b. The Committee shall grant in writing to each Participant a Target Over-Achievement Award representing a percentage of the Over-Achievement Award Pool to be established for such Performance Period. In no event shall Target Over-Achievement Awards for any Performance Period represent more than one-hundred percent (100%) of the Over-Achievement Award Pool for such Performance Period.

3.4 Determination of Over-Achievement Award Pool and Over-Achievement Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Operating Income for such Performance Period exceeds the budgeted Operating Income for such Performance Period, shall establish the Over-Achievement Award Pool, if any, based on the formula established pursuant to Section 3.3(a) and determine each Participant’s Over-Achievement Award. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Over-Achievement Award payable to any Participant and (b) eliminate or reduce the size of the Over-Achievement Award Pool.

3.5 Determination of Actual Bonuses. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each participant for the Performance Period were achieved. The Actual Bonus for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Bonus payable to any Participant below that which otherwise would be payable under the Payout Formula, including discretion that is exercised through the establishment of additional objective goals.

3.6 Maximum Payment. In no event shall payment to any individual Participant under the Plan with respect to any Performance Period exceed $2,000,000.

SECTION 4

PAYMENT OF AWARDS AND BONUSES

4.1 Right to Receive Payment. Each Over-Achievement Award and Actual Bonus that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the

Participant (as the case may be), as determined by the Committee. Nothing in the Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Over-Achievement Award or Actual Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Form of Payment. Each payment under the Plan shall be in cash.

4.3 Timing of Payments.

a. Payment of each Actual Bonus shall be made as soon as administratively practical but in no event later than seventy-five (75) days following the end of the applicable Performance Period.

b. Payment of each Over-Achievement Award shall be as follows: (i) the Current Portion shall be paid in no event later than seventy-five (75) days following the end of the applicable Performance Period; and (ii) the Banked Portion shall be paid in three equal payments, a single payment to be made within seventy-five (75) days of the end of the Company’s Fiscal Year during each of the second, third, and fourth Fiscal Years following the end of the Performance Period during which such portion was earned.

4.4 Employment at Time of Payment. Unless otherwise set forth herein or determined by the Committee, a Participant must be employed on the date an Over-Achievement Award or Actual Bonus is to be paid.

4.5 Proration. The Committee has the discretion to pro rate awards if a Participant’s employment with the Company is terminated prior to the end of the Performance Period or if a Participant is employed by the Company for less than the entire Performance Period.

4.6 Termination due to Death, Disability, Planned Retirement, Termination without Cause, and Resignation for Good Reason. In the event of a Participant’s (a) death, (b) Disability, (c) Planned Retirement, (d) termination without Cause, or (e) resignation for Good Reason, the Participant shall be entitled to a prorated portion of his or her Over-Achievement Award (Current Portion and Banked Portion) and Actual Bonus for the current Performance Period, subject to satisfaction of the applicable Performance Goals and establishment of the Over-Achievement Award Pool, if any, based on the number of days worked during the current Performance Period prior to the Termination of Employment. In addition, each such Participant shall be entitled to receive any Over-Achievement Awards and Actual Bonus earned for a prior Performance Period, to the extent not paid, including the Banked Portions of any Over-Achievement Awards. Such payments shall be made as soon as administratively practicable and in no event later than seventy-five (75) days following the end of the Performance Period in which the Termination of Employment occurred.

4.7 Section 409A. Notwithstanding anything in this Plan to the contrary, to the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant’s Termination of Employment, then such payments or benefits shall be payable only upon the Participant’s “Separation from Service.” The term “Separation from Service” shall mean the Participant’s “separation from service” from the Company, an affiliate of the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). If the Participant is considered a “specified employee,” within the meaning of Section 409A of the Code and amounts payable under this Plan are considered deferred compensation subject to Section 409A of the Code, no payments will be paid during the six-month period following the Participant’s Separation from Service.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. Each member of the Committee shall qualify as an

“outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions; provided, however, that any determinations regarding the participation of the Company’s Chief Executive Officer in the Plan, and any awards or payments to such Chief Executive Officer under the Plan, shall be ratified by a majority of the independent directors on the Board who also qualify as “outside directors” under Section 162(m) of the Code. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including without limitation the power to (a) select Employees who shall be granted awards and bonuses, (b) review and approve the terms and conditions of awards and bonuses, (c) interpret the Plan and the awards and bonuses, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation, and application of the Plan as are consistent therewith, and (f) interpret, amend, or revoke any such rules.

5.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company, provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding. The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Over-Achievement Award and Actual Bonus, including any federal, state, and local taxes (including without limitation the Participant’s FICA obligations).

6.2 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without Cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without Cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation. No Employee shall have the right to be selected to receive an award or bonus under this Plan, or, having been so selected, to be selected to receive a future award or bonus.

6.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award or bonus, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award or bonus shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7 Nontransferability of Awards and Bonuses. No award or bonus granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7

AMENDMENT, TERMINATION, AND DURATION

7.1 Amendment, Suspension, or Termination. The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Over-Achievement Award or Target Bonus theretofore granted to such Participant or Over-Achievement Award (Current Portion and Banked Portion) or Actual Bonus earned by such Participant. During any period of suspension or after termination of the Plan, no award or bonus may be granted.

7.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and the awards and bonuses under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code, satisfy any applicable requirements of Section 162(m) of the Code. Any provision, application, or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to Participants whose compensation is subject to Section 162(m) of the Code.

8.2 Language Conventions. Unless the Plan expressly specifies otherwise or the context of any language of the Plan clearly requires otherwise, language referring to the plural shall include the singular, language referring to the singular shall include the plural, language referring to one gender shall be deemed to include both genders, language referring to a natural person shall be deemed to include corporations and other entities, use of the word “include”, “includes”, or “including” shall not be deemed to be limiting and shall be deemed to be followed by the language “without limitation”, use of the word “or” shall be deemed to have the inclusive meaning conveyed by the phrase “and/or”, use of the words “hereof”, “herewith”, “herein”, “hereinafter”, “hereby”, “hereunder”, and similar terms shall be deemed to refer to the Plan as a whole and not to any particular provision of the Plan, references to articles and sections shall be deemed to refer to articles and sections of the Plan, and references to schedules, exhibits, or other attachments shall be deemed to refer to schedules, exhibits, or other attachments to the Plan.

8.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.5 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts, but without regard to the portion of such laws relating to conflicts of law.

8.6 Captions. Headings and captions are used in the Plan for convenience of reference only, do not form a part of this Plan, and shall not affect in any way the meaning or interpretation of the Plan.